                                                                     Exhibit 5.1

                                                                October 19, 2004

                     [Letterhead of Chadbourne & Parke LLP]

Ormat Technologies, Inc.
980 Greg Street
Sparks, Nevada  89431

Ladies and Gentlemen:

              In connection with the registration under the Securities Act of
1933 (the "Act") of up to 7,187,500 shares (the "Securities") of Common Stock, par value $0.001 per share, of Ormat Technologies, Inc., a Delaware corporation
(the "Company"), and the stock purchase rights related to the shares (the
"Rights") to be issued pursuant to the Rights Agreement (the "Rights
Agreement"), to be entered into between the Company and American Stock Transfer
& Trust Company, as Rights Agent (the "Rights Agent"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

              (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the
     Act, the terms of the sale of the Securities have been duly established in conformity with the Company's certificate of incorporation, and the
     Securities have been duly issued and sold as contemplated by the
     Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

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              (2) Assuming (i) that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determines that the execution and delivery of the Rights Agreement and the issuance of the
     Rights thereunder would be in the best interests of the Company and its stockholders, (ii) the due authorization, execution and delivery of the
     Rights Agreement by the Company and the Rights Agent in substantially the form included as Exhibit 4.3 to the Registration Statement, (iii) that the
     Rights Agreement has been duly authorized, executed and delivered by the
     Rights Agent, and (iv) that the Rights Agreement is a binding obligation of the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the
     Securities will be validly issued.

              In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

              The foregoing opinion is limited to the Federal laws of the United
States, the laws of the State of New York and the General Corporation Law of the
State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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              Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading
"Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                               Very truly yours,

                                                      /s/ Chadbourne & Parke LLP